GREGORY S. YANKE LAW CORPORATION
                         --------------------------------
                          200 - 675 West Hastings Street
                           Vancouver, British Columbia
                                     V6B 1N2
                            Telephone:  (604) 681-7600
                            Facsimile:  (604) 681-7622
                            E-Mail:  greg@yankelaw.com


April 7, 2003

U.S. Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
20549

Dear Sirs:

Re:   Legal Opinion
-------------------

I have acted for Alberta Star Development, an Albertacorporation(the"Company") in connection with the preparation of the registration statement on Form 20F (the "Registration Statement") filed with the Securities & Exchange Commission (the "Commission").

In rendering the opinion set forth below, I have reviewed:

1. the Registration Statement and the Exhibits attached thereto dated April7, 2003;

2.    the Company's Articles and Bylaws of Incorporation;

3.    the Company's Memorandum of Incorporation;

4. certain records of the Company's corporate proceeding as reflected in its minute books; and

5.    such statutes, records and other documents as I have deemed relevant.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the common shares of the Company are validly issued, fully paid and non-assessable.

Yours truly,

GREGORY S. YANKE LAW CORPORATION

PER:  /s/ Greg Yanke

GREG YANKE